LOAN CONVERSION AGREEMENT

THIS LOAN CONVERSION AGREEMENT (this "Agreement") is made and entered into as of the 15 day of April, 2008 (the "Effective Date") by and between RMK Emerging Markets, LLC, a Delaware limited liability company ("RMK"), Shanghai Hai Lu Kun Lun Hi-Tech Engineering Co., Ltd., a company incorporated in the People's Republic of China ("HAIE"), and China Energy Recovery, Inc., a Nevada corporation ("CER").

RECITALS

WHEREAS, on December 18, 2007, RMK and HAIE entered into a Loan and Transaction Expenses Agreement (the “Loan Agreement”) pursuant to which RMK agreed to loan HAIE $600,000;

WHEREAS, notwithstanding the Loan Agreement, RMK loaned to HAIE and HAIE borrowed from RMK $725,000 (the “Loan”);

WHEREAS, pursuant to the Loan Agreement, HAIE is required to repay the Loan at 1.75x the principal amount thereof (or $1,268,750) upon the earlier to occur of HAIE’s sale, next financing or going public event of at least $5 million as long as such sale, financing or going public event involves a party that is not a 100% domestic company in China;

WHEREAS, the parent company of HAIE, Poise Profit International, Ltd., a British Virgin Islands corporation (“Poise”), and the shareholders of Poise have entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with CER pursuant to which CER will acquire all of the issued and outstanding shares of Poise’s common stock in exchange for the issuance of 41,514,179 shares of CER’s common stock to the shareholders of Poise;

WHEREAS, upon the closing of the Share Exchange Agreement, Poise will become a wholly-owned subsidiary of CER and HAIE will become an indirect wholly-owned subsidiary of CER;

WHEREAS, a condition to the closing of the Share Exchange Agreement is that CER must complete an equity financing (the “Financing”) by issuing Series A preferred stock at a price of $1.08 per share and warrants to purchase CER’s common stock at an exercise price of $1.29 per share;

WHEREAS, pursuant to the terms of the Loan Agreement, the full amount of the Loan, including all outstanding principal and interest thereunder in the aggregate amount of $1,268,750, will become due and payable to RMK upon the closing of the Financing; and

WHEREAS, upon the closing of the Financing, HAIE, CER and RMK have agreed to convert the Loan into the securities to be issued by CER in the Financing as repayment in full of the Loan.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	The Recitals set forth above are hereby incorporated by reference into this Agreement and made a part hereof.

2.
At the closing of the Financing, (i) CER shall issue to RMK 1,174,769 shares of Series A Convertible Preferred Stock of CER and warrants to purchase 587,384 shares of CER common stock at $1.29 per share (collectively, the “Securities”) in full satisfaction of the repayment and conversion of the Loan, (ii) RMK will execute and deliver to CER the subscription agreements required to be delivered to CER by the other investors in the Financing in order to subscribe for the Securities, and (iii) the Loan Agreement shall be deemed paid in full and cancelled. The parties acknowledge and agree that the issuance of the Securities to RMK as repayment and conversion of the Loan pursuant to the terms of this Agreement shall be credited towards satisfying the minimum amount of the Financing required under the Share Exchange Agreement.

3.
This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

4.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.
In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.
If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

7.
This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof. From and after the date of this Agreement, upon the request of CER, RMK or HAIE, the other parties to this Agreement shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

8.
This Agreement is the result of the joint efforts of CER, RMK and HAIE, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

RMK Emerging Markets, LLC

By:	/s/ Adam M. Roseman
Adam M. Roseman
Chief Executive Officer

Shanghai Hai Lu Kun Lun Hi-Tech Engineering Co., Ltd.

By:	/s/ Wu Qinghuan
Wu Qinghuan
Executive Director and President

China Energy Recovery, Inc.

By:	/s/ Michael Kurdziel
Michael Kurdziel
Chief Executive Officer